Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR SECOND QUARTER 2012

— Increased Focus on Reducing Room Churn —

— Continued Expansion of HD, Envision and Mobile Room Bases —

— Operating Expenses Reduced 8% —

— Outstanding Debt Reduced by $19 Million to $329 Million —

SIOUX FALLS, SD, July 19, 2012 — LodgeNet Interactive Corporation (Nasdaq:LNET) reported quarterly revenue of $92.8 million compared to $106.6 million in the second quarter of 2011.  Operating loss(1) was $(95.5) million versus operating income of $8.2 million during last year’s second quarter.  Net loss attributable to common stockholders (1) was $(103.1) million or $(4.08) per share compared to $(4.4) million or $(0.17) per share loss during the second quarter of 2011.  Operating loss and net loss attributable to common stockholders for the second quarter of 2012 included a $94.0 million non-cash, one-time impairment charge(1) associated with certain goodwill and purchased intangibles.  Excluding such charges, operating loss would have been $(1.5) million and net loss attributable to common stockholders $(9.1) million or $(0.36) per share. Adjusted Operating Cash Flow(2) for the quarter was $19.2 million compared to $26.4 million in the second quarter of 2011.

The following financial highlights are in thousands, except per share data:

	Three Months Ended June 30,
	2012	2011
Total revenue	$92,784	$106,635
Operating (loss) income before impairment charges	(1,532)	8,178
Goodwill and other impairment charges (1)	94,008	—
(Loss) income from operations (1)	(95,540)	8,178
Net loss (1)	(101,661)	(2,924)
Net loss attributable to common stockholders (1)	(103,093)	(4,361)
Net loss per common share (basic and diluted) (1)	$(4.08)	$(0.17)
Adjusted Operating Cash Flow	$19,245	$26,419
Average shares outstanding (basic and diluted)	25,239	25,064

(1)       These results include our preliminary estimate for the non-cash charges pending completion of our assessment and the review by our external auditors.  We will have the final results incorporated in our Form 10-Q.

(2)       Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, impairment and restructuring and reorganization expenses.

“With the industry’s largest room base, innovative multi-screen solutions, and national reach LodgeNet has a solid competitive position,” said Phillip Spencer, LodgeNet’s interim President and CEO.  “However, we face a number of challenges in regard to our Guest Entertainment performance and room churn, both of which continue to impact the company’s financial performance.  Room loss is a key focus for all of our employees, as it directly impacts our results and our ability to sell additional value-added services.  We are working as quickly as possible to stabilize our room base and improve our revenue performance.  There are many operational and cultural changes underway at LodgeNet.  We have already implemented increased customer satisfaction programs, we are focused on improving our customer service with “One Call Resolution,” we are simplifying our contracting process and reducing the time between order and installation.  In addition, a full review of our programming packages and prices is currently underway.  We are committed to offering a price competitive product with a high level of service.  We believe all of these steps will help transform LodgeNet back into a nimble competitor, intent on winning every contract and once again growing our room base.”

“Results in the quarter primarily reflect a $94 million non-cash charge for the impairment of Goodwill and Purchased Intangibles,” said LodgeNet Senior Vice President and CFO Frank P. Elsenbast.  “The charge relates primarily to the Goodwill and Purchase Intangibles created in 2007 at the time of the On Command acquisition.  While these charges had a significant impact on our Net Income for the quarter, it is important to note that these were non-cash charges and in no way impact our ability to operate our business on a going-forward basis.  We continue to prudently manage our operations and delivered a 8% reduction in cash Operating Expenses in the quarter.  We generated Free Cash Flow of nearly $18 million in the quarter after funding $11 million dollars of capital investment as we installed 15,000 HD rooms.  In addition, we reduced our outstanding debt by $19 million to $329 million.”

During the quarter, the Company made continued progress on certain strategic initiatives.  The LodgeNet Mobile App footprint was expanded and now reaches over 600,000 rooms.  App functionality was further expanded with the recent introduction of an Interactive Program Guide (IPG) feature that allows guests to view detailed channel programming information on their mobile device.  The successful rollout of the LodgeNet Mobile App was recognized by the Web Marketing Association as the winner of the 2012 Best Hotel and Lodging Mobile Application. In addition, LodgeNet increased its Envision footprint with the addition of 18,000 contracted rooms, bringing the total rooms under contract to 88,000.  And finally, LodgeNet continues to expand its market share within the very attractive hospitality gaming market.  The Company recently signed on eight new properties representing 6,000 new rooms.

“Our renewed commitment to churn reduction and Guest Entertainment stabilization will be critical to our future success,” continued Spencer.  “I believe we will make progress on these initiatives and see a stabilization of our financial performance which will allow us to accelerate the development of our growth opportunities.  We are committed to further diversifying our revenue, controlling our cost structure and improving free cash flow.”

RESULTS FROM OPERATIONS

THREE MONTHS ENDED JUNE 30, 2012 VERSUS

THREE MONTHS ENDED JUNE 30, 2011

Total revenue for the second quarter of 2012 was $92.8 million, a $13.9 million or 13.0% decline compared to the same period of 2011.  The decline in revenue was attributable in part to a decrease in the number of rooms receiving our services, which contributed to declines in Guest Entertainment and Television Programming revenue.  Revenue from system sales and Professional Services work increased $2.7 million or 26.6% quarter over quarter.  On a per-room basis, total Hospitality and Advertising Services revenue was 1.4% less than last year’s second quarter.  Revenue per room generated from non-Guest Entertainment services increased 13.5% period over period.

Guest Entertainment revenue decreased $13.8 million, or 24.3%, due to a 12.2% reduction in the average number of Guest Entertainment rooms served and a 13.4% decline in revenue per room from Hollywood and non-theatrical movies.  Hotel Services revenue was $32.2 million in the second quarter, a decline of 5.8% versus the prior year quarter, primarily because of a 9.6% decline in the number of rooms receiving TV Programming services.  Revenue per room for Hotel Services increased by 7.0% versus last year, driven primarily from an increase in the number of rooms receiving HD service and the expiration of contracts with unfavorable terms.  System Sales and Related Services revenue per room improved 44.5%, driven primarily by TV programming system sales and professional services work.  Our advertising services subsidiary generated revenue of $1.4 million, an expected decrease of 36.1% compared to the second quarter of 2011, as we continue the transition of our advertising platform from an analog platform to our expanded, all HD platform.  Additionally, our Healthcare subsidiary generated $3.2 million of revenue during the second quarter.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $5.0 million or 8.3%, to $55.1 million in the second quarter of 2012 as compared to $60.1 million in the second quarter of 2011.  Direct costs declined primarily due to lower sales volume in Guest Entertainment and Hotel Services, resulting in lower hotel commissions, royalties and programming fees.  Advertising Services fixed costs were lower due to the transition to our new advertising platform.

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $1.6 million or 7.6%, to $19.0 million in the second quarter of 2012 as compared to $20.6 million in the second quarter of 2011.  Factors driving the improvement period over period included reductions in system repair costs, professional services and content distribution costs, as well as from our expense reduction initiatives, which included the reduction of select personnel, other payroll related expenses and facilities.  Depreciation and Amortization expenses increased to $18.0 million in the second quarter of 2012 as compared to $17.8 million in the second quarter of 2011.

As part of the 2007 acquisitions of On Command and StayOnline, Goodwill and Intangible assets were created.  During the second quarter of 2012, we concluded that recent declines in revenue and profits in our Hospitality business have impacted the recovery of our goodwill.  The recent declines in Guest Entertainment revenue, our room base and our market capitalization triggered an assessment of the recoverability of goodwill on an interim basis.  As a result of our preliminary analysis, we have recorded a non-cash asset impairment charge in our Hospitality segment of $92.6 million related to goodwill.  In addition, we have recorded a $1.4 million non-cash asset impairment charge in our Hospitality segment related to intangible assets associated with our Broadband services. These asset impairment amounts are preliminary and pending completion of our assessment and the review by our external auditors.  Our final results for the quarter will be included in our Form 10-Q.

As a result of factors described above, preliminary operating loss was $(95.5) million in the second quarter of 2012 as compared to operating income of $8.2 million in the second quarter of 2011.  Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure, was $19.2 million for the second quarter of 2012 as compared to $26.4 million in the second quarter of 2011.  As a percent of revenue, AOCF margin was 20.7% this quarter versus 24.8% for the prior year quarter.

Interest expense decreased $5.1 million or 46.3% to $5.9 million in the second quarter of 2012 versus $11.0 million in the second quarter of 2011.  Our outstanding debt decreased $39.2 million or 10.7%, to $328.8 million compared to $368.0 million at the end of the second quarter of 2011.  The average interest rate for the second quarter of 2012 was 6.6% versus 12.0% last year.  The decline in interest expense and rate was a result of the final quarterly payment on our interest rate swap agreements during the second quarter of 2011.  The interest rate swap agreements expired in June 2011.

On a preliminary basis, net loss attributable to common stockholders was $(103.1) million for the second quarter of 2012, compared to a net loss of $(4.4) million in the prior year quarter.  Preliminary net loss per share attributable to common stockholders was $(4.08) for the second quarter of 2012 (basic and diluted) versus a net loss per share of $(0.17) in the second quarter of 2011 (basic and diluted).  Excluding the $94 million non cash, one-time impairment charge this quarter, net loss attributable to common stockholders would have been $(9.1) million or $(0.36) per share.

For the second quarter of 2012, cash provided by operating activities was $28.6 million as compared to $8.4 million in the second quarter of 2011.  Cash used for capital investments was $10.9 million during the second quarter of 2012 compared to $6.0 million in the second quarter of 2011.  During the quarter, the Company installed 15,344 High Definition interactive rooms along with 8,633 standard digital rooms, as compared to 12,250 rooms and 842 standard digital during the second quarter of 2011.  Quarter over quarter, the average capital per High Definition room installed was $143 per room this quarter versus $140 per room last year.

Outlook

LodgeNet’s focus over the next twelve months will be addressing room churn and leveling Guest Entertainment revenue.  As the Company addresses these two challenges and the impact they continue to have on the business, as well as the market uncertainties that the Company has been experiencing, the Company has decided to withdraw its financial guidance for 2012.

The Company will host a teleconference to discuss its results July 19, 2012, at 5:00 P.M. Eastern Time.  A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com.  The webcast will be archived on the LodgeNet website for one month.  Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

Special Note Regarding the Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow, Free Cash Flow and Net Debt, which are non-GAAP measures derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.  Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, impairment, restructuring and reorganization expenses and debt issuance costs.  Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities.  Net Debt is our total outstanding debt less our cash.  These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance.  We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures.  In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants.  Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband, Mobile and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

Special Note Regarding Forward-Looking Statement —

Certain statements in this press release constitute “forward-looking statements.”  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: uncertainties relating to our ability to reduce room churn and stabilize revenues; the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations.  These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet, the LodgeNet logo, Envision and PowerPortal are trademarks or registered trademarks of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)

	(Preliminary &
	Unaudited)	(Audited)
	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash	$7,344	$14,019
Accounts receivable, net	40,284	53,963
Other current assets	11,087	11,021
Total current assets	58,715	79,003

Property and equipment, net	114,249	119,164
Debt issuance costs, net	3,129	4,373
Intangible assets, net	86,519	91,642
Goodwill	7,467	100,081
Other assets	13,261	14,409
Total assets	$283,340	$408,672

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$65,448	$48,255
Current maturities of long-term debt	12,877	10,395
Accrued expenses	18,472	18,813
Deferred revenue	19,152	19,949
Total current liabilities	115,949	97,412

Long-term debt	315,938	352,905
Other long-term liabilities	7,440	9,296
Total liabilities	439,327	459,613

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized;
Series B cumulative perpetual convertible, 10%, 57,500 issued; 57,266 outstanding at June 30, 2012 and December 31, 2011, respectively (liquidation preference of $1,000 per share; $57,266,000 total at June 30, 2012 and December 31, 2011, respectively)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized;
25,607,309 and 25,272,734 shares outstanding at June 30, 2012 and December 31, 2011, respectively	256	253
Additional paid-in capital	383,411	384,843
Accumulated deficit	(542,286)	(438,527)
Accumulated other comprehensive income	2,631	2,489
Total stockholders’ deficiency	(155,987)	(50,941)
Total liabilities and stockholders’ deficiency	$283,340	$408,672

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations (Preliminary & Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Hospitality and Advertising Services	$89,541	$103,389	$181,335	$209,223
Healthcare	3,243	3,246	6,145	5,140
Total revenues	92,784	106,635	187,480	214,363

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	53,163	58,580	107,908	117,939
Healthcare	1,961	1,527	3,810	2,450
Operating expenses:
System operations	8,210	9,733	17,144	19,801
Selling, general and administrative	10,804	10,839	19,991	20,528
Depreciation and amortization	18,022	17,783	33,241	37,423
Goodwill impairment charge	92,614	—	92,614	—
Restructuring charge	3,533	3	4,165	1,164
Other operating expense (income)	17	(8)	(31)	(21)
Total direct costs and operating expenses	188,324	98,457	278,842	199,284

(Loss) income from operations	(95,540)	8,178	(91,362)	15,079

Other income and (expenses):
Interest expense	(5,887)	(10,962)	(11,851)	(18,633)
Loss on early retirement of debt	(156)	—	(312)	(158)
Other income (expense)	9	(3)	23	315

Loss before income taxes	(101,574)	(2,787)	(103,502)	(3,397)
Provision for income taxes	(87)	(137)	(257)	(435)

Net loss	(101,661)	(2,924)	(103,759)	(3,832)
Preferred stock dividends	(1,432)	(1,437)	(2,863)	(2,875)

Net loss attributable to common stockholders	$(103,093)	$(4,361)	$(106,622)	$(6,707)

Net loss per common share (basic and diluted)	$(4.08)	$(0.17)	$(4.23)	$(0.27)

Weighted average shares outstanding (basic and diluted)	25,239,460	25,063,669	25,202,313	25,050,469

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Preliminary & Unaudited)

(Dollar amounts in thousands)

	Six Months Ended June 30,
	2012	2011
Operating activities:
Net loss	$(103,759)	$(3,832)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	33,241	37,423
Gain on derivative instruments	—	(1,511)
Goodwill impairment charge	92,614	—
Loss on early retirement of debt	312	158
Share-based compensation and restricted stock	901	869
Deferred tax benefit	36	—
Other, net	990	262
Change in operating assets and liabilities:
Accounts receivable, net	13,699	2,166
Other current assets	931	632
Accounts payable	17,192	(4,126)
Accrued expenses and deferred revenue	(3,661)	(4,953)
Other	(1,118)	526
Net cash provided by operating activities	51,378	27,614

Investing activities:
Property and equipment additions	(20,081)	(10,595)
Net cash used for investing activities	(20,081)	(10,595)

Financing activities:
Repayment of long-term debt	(37,000)	(5,525)
Payment of capital lease obligations	(326)	(407)
Borrowings on revolving credit facility	25,000	45,000
Repayments of revolving credit facility	(25,000)	(45,000)
Debt issuance costs	—	(2,444)
Proceeds from investment in long-term debt	2,160	323
Payment of dividends to preferred shareholders	(2,863)	(2,875)
Exercise of stock options	10	7
Net cash used for financing activities	(38,019)	(10,921)

Effect of exchange rates on cash	47	—
(Decrease) increase in cash	(6,675)	6,098
Cash at beginning of period	14,019	8,381

Cash at end of period	$7,344	$14,479

LodgeNet Interactive Corporation and Subsidiaries

Supplemental Data

Room Base Statistics (at quarter end)	2nd Qtr ‘12	1st Qtr ‘12	4th Qtr ‘11	3rd Qtr ‘11	2nd Qtr ‘11
Total Rooms Served (1)	1,552,701	1,587,229	1,621,529	1,693,745	1,753,132
Total Guest Entertainment Rooms (2)	1,417,932	1,447,034	1,477,442	1,551,204	1,608,079
Total HD Rooms (3)	341,855	326,145	309,239	294,396	285,626
Percent of Total Guest Entertainment Rooms	24.1%	22.5%	20.9%	19.0%	17.8%
Total Envision Rooms (4)	62,498	43,681	18,542	5,087	3,785
Percent of Total Guest Entertainment Rooms	4.4%	3.0%	1.3%	0.3%	0.2%
Total Mobile Rooms (5)	610,350	572,322	—	—	—
Percent of Total Guest Entertainment Rooms	43.0%	39.6%	—	—	—
Total Television Programming (FTG) Rooms (6)	894,373	918,574	938,270	960,965	989,133
Percent of Total Guest Entertainment Rooms	63.1%	63.5%	63.5%	61.9%	61.5%

Revenue Per Room Statistics (per month)
Hospitality and Advertising Services
Guest Entertainment	$9.97	$10.46	$10.91	$11.88	$11.56
Hotel Services	7.47	7.28	7.10	7.03	6.98
System Sales and Related Services	3.02	2.82	2.73	2.43	2.09
Advertising Services	0.33	0.29	0.61	0.50	0.46
Total Hospitality and Advertising Services	$20.79	$20.85	$21.35	$21.84	$21.09
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)
Hospitality and Advertising Services Revenue:
Guest Entertainment	$42,929	$46,069	$49,807	$56,691	$56,691
Hotel Services	32,175	32,052	32,426	33,555	34,173
System Sales and Related Services	12,990	12,386	12,471	11,587	10,261
Advertising Services	1,447	1,287	2,792	2,366	2,264
Total Hospitality and Advertising Services	89,541	91,794	97,496	104,199	103,389
Healthcare	3,243	2,901	2,555	2,648	3,246
Total Revenue	$92,784	$94,695	$100,051	$106,847	$106,635
Adjusted Operating Cash Flow (7)	$19,245	$20,315	$22,691	$27,010	$26,419

Reconciliation of Adjusted Operating Cash Flow to (Loss) Income From Operations
(Dollar amounts in thousands)
Adjusted Operating Cash Flow	$19,245	$20,315	$22,691	$27,010	$26,419
Depreciation and Amortization	(15,001)	(13,515)	(16,006)	(15,344)	(16,052)
Amortization of Acquired Intangibles	(3,021)	(1,704)	(1,730)	(1,731)	(1,731)
Share Based Compensation and Restricted Stock	(616)	(286)	(427)	(324)	(455)
Impairment Charge (8)	(92,614)	—	—	—	—
Restructuring Charge	(3,533)	(632)	(26)	(732)	(3)
(Loss) Income From Operations (8)	$(95,540)	$4,178	$4,502	$8,879	$8,178

(1) Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

(2) Guest Entertainment rooms, of which 93% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

(3) HD rooms are equipped with high-definition capabilities.

(4) Guest Entertainment rooms installed with our Envision Interactive platform.

(5) Guest Entertainment rooms compatible with the LodgeNet Mobile App.

(6) Television programming (FTG) rooms receiving basic or premium television programming.

(7) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, impairment and restructuring and reorganization expenses.

(8) These results include our preliminary estimate for the non-cash charges pending the completion of assessment with our independent auditors. We will have the final results incorporated in our 10Q.